EXHIBIT 23B


                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Mobile America Corporation of our report dated March 27, 1998, relating to the consolidated balance sheets of Mobile America Corporation and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operating changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998, and all related schedules, which report appears in the December 31, 1997 which appears in the annual report on Form 10-K of Mobile America Corporation.



   Cherry, Bekaert & Holland L.L.P.

   Certified Public Accountants
   Orlando, Florida


   June 30, 1998